TIMCO Aviation Services, Inc.

NEWS

Release:	December 21, 2005

Contact:	Roy T. Rimmer, Jr., Chairman & CEO
James H. Tate, Executive Vice President, CAO and CFO
(336) 668-4410
TIMCO AVIATION SERVICES, INC. ANNOUNCES APPOINTMENT OF RON UTECHT AS
PRESIDENT AND CHIEF OPERATING OFFICER
Greensboro, North Carolina, December 21, 2005 — TIMCO Aviation Services, Inc. (OTCBB:TMAV) today announced that Ron Utecht has been named President and Chief Operating Officer of the Company. Mr. Utecht, age 62, was employed by United Airlines for 39 years. Before his retirement in 2003, Mr. Utecht held various management positions with United, including Senior Vice President of Maintenance and Engineering, in which he was responsible for all of United’s maintenance and engineering operations with oversight for more than 16,000 employees. Since August 2003, Mr. Utecht has been a consultant to TIMCO.
Roy T. Rimmer, Jr., the Company’s Chairman and Chief Executive Officer, stated: “We are excited to have Ron join our Company. In his role as Chief Operating Officer, Ron will primarily oversee our airframe maintenance operations. With over 35 years of management experience in the operation of MRO facilities, Ron’s leadership and guidance will help continue TIMCO’s growth as a leading provider of aircraft MRO services.”
TIMCO Aviation Services, Inc. is among the world’s largest providers of aviation maintenance, repair and overhaul (MRO) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MRO businesses: Triad International Maintenance Corporation (known as TIMCO), which, with its four active locations (Greensboro, NC; Macon, GA; Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world and also provides aircraft storage and line maintenance services; Brice Manufacturing, which specializes in the manufacture and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services both to our MRO operations and our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.
This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.